Exhibit 10.15
Apache Corporation 401(k) Savings Plan
Amendment
Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right as follows
1.	Section 1.15(b) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2009.
(b)	An Employee shall not be a Covered Employee unless he is either based in the U.S. or on the U.S. payroll. An individual is not an Eligible Employee even if he is on the U.S. payroll if (i) he is neither a U.S. citizen nor U.S. resident, and (ii) he performs no services for Apache or any Affiliated Entity in the U.S. (in other words, third country nationals are not Eligible Employees).
2.	Section 3.2(c)(i) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2010.
(i)	Authorization. An individual who has become, or who is expected to shortly become, a Covered Employee may make an affirmative election to make have amounts withheld from his Compensation and to have such Participant Contributions contributed to this Plan; such Participant Contributions shall begin as soon as administratively practicable after the Participant has satisfied the waiting period described in subsection 2.1(a). In addition, an individual who becomes a Covered Employee shall be automatically enrolled in the Plan, and will make Participant Contributions at 6% of his Compensation, unless he affirmatively elects otherwise; the Participant shall be provided with a reasonable opportunity of at least 30 days to select a different rate of Participant Contribution; the Participant shall be notified in a sufficiently accurate and comprehensive manner that apprises the Participant of his rights and obligations, written in a manner calculated to be understood by the Participant, that explains his right to elect a contribution percentage rate that is not 6% of Compensation (and that may be 0%), that explains when such automatic contributions will begin (unless he makes an affirmative election otherwise), and that explains how such automatic Participant Contributions and the associated match will be invested. Any authorization or deemed authorization may apply only to Compensation that is not then currently available to the Participant. Such authorization or deemed authorization shall remain in effect until revoked or changed by the Participant. If an Employee makes a hardship withdrawal from his Participant Contributions Account under section 6.5, his contribution rate shall be immediately reduced to 0%, and shall remain at 0% for at least 6 months. To be effective, any authorization, change of authorization, or notice of revocation must be filed with the Committee according to such restrictions and requirements as the Committee prescribes.

The Committee shall establish procedures from time to time for Participants to change their contribution elections, which procedures shall be communicated to Participants. The Committee may establish different procedures for Participant Contributions from different types of Compensation, such as bonuses. A Participant who also participates in the NQ Plan may make a combined contribution election that applies to both this Plan and the NQ Plan; once made, such combined elections are irrevocable for the periods and the compensation described in the elections.
3.	The last sentence of section 3.5(f) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2008.
The amount actually recharacterized or returned to each highly Compensated Employee shall be adjusted to reflect as nearly as possible the actual increase or decrease in the net value of the Trust Fund attributable to the correction through the end of the Plan Year for which the correction is being made.
4.	The last sentence of section 3.6(e) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2008.
The amount of the correction shall be adjusted to reflect as nearly as possible the actual increase or decrease in the net value of the Trust Fund attributable to the correction through the end of the Plan Year for which the correction is being made.
EXECUTED this 22nd day of December, 2009.

APACHE CORPORATION
By:	/s/ Margery Harris
Margery Harris
Vice President, Human Resources